Exhibit 99.1

International Headquarters 5221 North O’Connor Blvd. Suite 500

Irving, Texas 75039		News Release
Phone:	972.869.3400
Fax:	972.443.1701

FOR IMMEDIATE RELEASE

Contact :	Jim Taylor, Executive Vice President, Chief Financial Officer 972-869-3400 jtaylor@thomasgroup.com

Thomas Group Announces Second Quarter 2003 Results

•                  Third Consecutive Quarter of Operating Profits Achieved

Irving, Texas, August 1, 2003 Thomas Group, Inc. (TGIS.OB) today announced income from operations of $0.1 million for the second quarter ended June 30, 2003. For the third consecutive quarter the Company has achieved operating profits despite the continuing adverse global market for consulting services. Six months ended June 30, 2003 performance resulted in $0.2 million income from operations.

The Company reports its financial results based on net revenue and net cost of sales. These financial comparisons do not reflect reimbursable expenses reclassified as revenue, which previously were reported as a reduction in cost of sales.

For the second quarter ended June 30, 2003, the Company reported a net loss of $0.1 million or $.01 per diluted share, on net revenue of $7.0 million. This compares favorably with second quarter ended June 30, 2002 net loss of $2.3 million or $.55 per diluted share, on net revenue of $8.0 million.

For the six months ended June 30, 2003, the Company reported a net loss of $0.2 million or $.02 per diluted share on net revenue of $14.6 million. This compares favorably to the six months ended June 30, 2002 net loss of $6.1 million or $1.47 per diluted share on net revenue of $16.3 million.

Financial Performance: The Company’s positive financial performance, when comparing the three and six months ended June 30, 2003 with 2002, is attributable to cost reductions in net cost of sales and selling, general and administrative cost. Key factors include:

Net Cost of Sales:

•                  Maintaining high utilization of its professional workforce, which resulted in a $1.4 million and $4.1 million reduction in net cost of sales when comparing second quarter and six months ended June 30, 2003 with the same period in 2002.

•                  Sustained cost reductions drove increased gross profit percentages of 46% for both the second quarter and six months ended June 30, 2003, compared to 36% and 27% for the second quarter and six months ended June 30, 2002.

Selling General and Administrative:

•                  Total selling, general and administrative costs were reduced $1.4 million and $3.7 million when comparing the three and six months ended June 30, 2003 with 2002. The components, of which, are as follows:

•                  Reductions in personnel cost, including travel and telecom costs, which resulted in a $0.3 million and $1.9 million cost savings when comparing the three and six months ended June 30, 2003 with 2002.

•                  Managing other professional services and strategic partnerships, as well as reductions in equipment rentals and office rent contributed $1.1 million and $1.8 million of cost savings when comparing the three and six months ended June 30, 2003 with 2002.

Business Development: During the second quarter ended June 30, 2003, the Company signed $6.4 million in new business bringing the six months total to $14.9 million. This exceeds the contract bookings for the six months ended June 30, 2002 of $8.9 million. The increase in signed contract values is a primary factor in the Company’s operating profitability in the last three consecutive quarters. In addition, the Company has signed another $1.8 million in contracts in the third quarter of 2003.

Commenting on the Company’s second quarter and six months ended June 30, 2003 performance, John Hamann, President and Chief Executive Officer, said, “We have now stabilized our cost structure, which has positioned us, at the beginning this year, to invest more resources into business and market development activities.  We expect that these investments will lead to significant prospects in carefully targeted markets in the near term, and for that reason we are optimistic about achieving improved performance in the second half of 2003.”

Backlog: As of June 30, 2003, the Company had backlog of $36.7 million, compared to backlog of $26.5 million at June 30, 2002. The increase in backlog reflects the contract wins in North America, primarily in the area of United States military contracts.

Financing Activities: During the second quarter, the Company reduced its term note due to its senior lender by $1.0 million. The Company continues to maintain a $7.0 million credit facility with its senior lender, comprised of a $4.0 million term note and a revolving credit facility of $3.0 million. Currently, the Company has borrowings outstanding on the revolving line of credit of $1.3 million.

***

Founded in 1978, Thomas Group, Inc. is an international, publicly traded professional services firm (TGIS.OB).  Thomas Group focuses on improving enterprise wide operations, competitiveness, and financial performance of major corporate clients through proprietary methodology known as Process Value ManagementTM, process improvement, and by strategically aligning operations and technology to improve bottom line results.  Recognized as a leading specialist in operations consulting, Thomas Group creates and implements customized improvement strategies for sustained performance improvement. Thomas Group, known as The Results CompanySM, has offices in Dallas, Detroit, Zug, Singapore, Shanghai and Hong Kong.  For additional information on Thomas Group, Inc., please visit the Company on the World Wide Web at www.thomasgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Statements in this release that are not strictly historical are “forward looking” statements, which should be considered as subject to the many uncertainties that exist in the Company’s operations and business environment.  These uncertainties, which include economic and business conditions that may impact clients and the Company’s performance-oriented fees, timing of contracts and revenue recognition, competitive and cost factors, and the like, are set forth in the Company’s Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

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Thomas Group, Inc.

Selected Consolidated Financial Data (Unaudited)

(Amounts stated in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Consulting revenue before reimbursements	$6,983	$8,007	$14,581	$16,295
Reimbursements	182	445	325	923
Total revenue	7,165	8,452	14,906	17,218
Cost of sales before reimbursable expenses	3,760	5,112	7,822	11,940
Reimbursable expenses	182	445	325	923
Total cost of sales	3,942	5,557	8,147	12,863
Gross profit	3,223	2,895	6,759	4,355
Selling, general and administrative	3,134	4,526	6,569	10,288
Operating income (loss) before restructuring	89	(1,631)	190	(5,933)
Restructuring	—	379	—	379
Operating income (loss)	89	(2,010)	190	(6,312)
Other expense, net	(170)	(170)	(369)	(233)
Loss before income taxes	(81)	(2,180)	(179)	(6,545)
Income taxes (benefit)	15	139	2	(400)
Net loss	$(96)	$(2,319)	$(181)	$(6,145)

Loss per share:
Basic and diluted	$(.01)	$(.55)	$(.02)	$(1.47)
Weighted average shares:
Basic and diluted	9,556	4,192	9,556	4,181

THOMAS GROUP, INC.

Selected Consolidated Financial Data (Unaudited)

(Amounts stated in thousands)

Selected Segment Revenue Data

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

North America	$6,138	$2,738	$12,918	$5,483
Europe	—	4,377	49	8,840
Asia/Pacific	845	892	1,614	1,972
Total Revenue Before Reimbursements	$6,983	$8,007	$14,581	$16,295

Selected Balance Sheet Data

	June 30, 2003	December 31, 2002
Cash	$1,097	$2,332
Trade Accounts Receivables	6,014	6,454
Total Current Assets	8,476	9,584
Total Assets	10,522	12,111
Total Current Liabilities	10,306	6,373
Total Liabilities	10,318	11,694
Total Stockholders’ Equity	204	417